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                                                                     EXHIBIT 8.1


                       [Kirkland & Ellis LLP Letterhead]


                                February 12, 2004


Liberte Investors Inc.
200 Crescent Court, Suite 1365
Dallas, Texas 75201

                Re: Liberte Investors Inc. Registration Statement on Form S-1
                    Registration No. 333-111161

Ladies and Gentlemen:

                We have acted as counsel to Liberte Investors Inc., a Delaware corporation (the "Company"), in connection with the above-captioned registration statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on December 15, 2003, as amended by Amendment 1 thereto filed with the Commission on January [20], 2004 (such registration statement, as so amended, the "Registration Statement") for the purpose of registering (i) non-transferable subscription rights (the "Rights") distributed in connection with a rights offering by the Company to holders of record of its common stock, par value $0.01 per share (collectively the "Holders") and (ii) up to 12,559,552 shares of the common stock, par value $0.01 per share (the "Common Stock"), issuable upon the exercise of the Rights.

                This opinion is being provided to you in accordance with the requirements of Item 601(B)(8) of regulation S-K under the Securities Act.

                In rendering our opinion set forth below, we have reviewed the Registration Statement, the joint proxy statement/prospectus thereunder (the "Prospectus") and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service ("Service") rulings, all of which are subject to change, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that the opinion expressed herein will be accepted by the Service or, if challenged, by a court.

                Based solely upon and subject to the foregoing, we are of the opinion that the discussion set forth in the Prospectus under the heading "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS"

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Liberte Investors Inc.
February 12, 2004
Page 2

constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the acquisition, ownership, exercise and disposition of the rights and common stock acquired through the exercise of the rights.

                Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, related to the Rights or the Common Stock. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus and the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                                 Very truly yours,

                                                 /s/ Kirkland & Ellis LLP
                                                 Kirkland & Ellis LLP